Exhibit (k)(16)

CONSENT NO. 1

TO

AMENDED AND RESTATED CREDIT AGREEMENT

CONSENT NO. 1 (this “Consent”), dated as of June 27, 2017, to the Amended and Restated Credit Agreement, dated as of May 16, 2013, by and among NEXPOINT CREDIT STRATEGIES FUND, a Delaware statutory trust (herein referred to as the “Borrower”), the Banks party thereto from time to time and STATE STREET BANK AND TRUST COMPANY, as agent for the Banks (in such capacity, the “Agent”), as amended by Amendment No. 1, dated as of January 9, 2014, Amendment No. 2, dated as of May 9, 2014, Amendment No. 3, dated as of May 8, 2015, Amendment No. 4 and Waiver No. 1, dated as of May 6, 2016, Amendment No. 5 and Waiver No. 2, dated as of September 6, 2016, Amendment No. 6, dated as of September 20, 2016, and Amendment No. 7, dated as of March 20, 2017 (as the same may be further amended, supplemented or otherwise modified from time to time, the “Credit Agreement”).

RECITALS

I. Each term that is defined in the Credit Agreement and not herein defined has the meaning ascribed thereto by the Credit Agreement when used herein.

II. Reference is made to the Definitive Proxy Statement, filed by the Borrower with the SEC on April 27, 2017, as amended by the Definitive Additional Materials, filed with the SEC on May 11, 2017 (as amended prior to the date hereof, the “Proxy”). The Proxy requested a vote of the shareholders of the Borrower to change certain of its Fundamental Investment Restrictions (such proposed changes, the “Fundamental Investment Restrictions Changes”).

III. Section 5.11 of the Credit Agreement permits changes to the Borrower’s Fundamental Investment Restrictions only with consent of the Required Banks.

IV. The Borrower desires a consent to the Fundamental Investment Restrictions Changes under the Loan Documents upon the terms and conditions herein contained, and the Banks have agreed thereto upon the terms and conditions herein contained.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Notwithstanding anything to the contrary contained in Section 5.11 of the Credit Agreement, the Agent and the Banks hereby consent to the Fundamental Investment Restrictions Changes, provided that within five (5) days of the effectiveness thereof, the Borrower shall provide written notice to the Agent thereof.

2. Paragraph 1 of this Consent shall not be effective until each of the following conditions is satisfied (the date, if any, on which such conditions shall have first been satisfied being referred to herein as the “Consent Effective Date”):

(a) the Agent shall have received from the Borrower and the Required Banks either (i) a counterpart of this Consent executed on behalf of such party, or (ii) written evidence satisfactory to the Agent (which may include electronic mail transmission (in printable format) or facsimile of a signed signature page of this Consent) that each such party has executed a counterpart of this Consent;

(b) the Agent shall have received from the Borrower a manually signed certificate from an Authorized Signatory of the Borrower, in all respects satisfactory to the Agent, (i) certifying as to the incumbency of authorized persons of the Borrower executing this Consent, (ii) certifying that the Borrower’s Charter Documents have not been amended, supplemented or otherwise modified since March 20, 2017, or, if so, attaching true, complete and correct copies of each such amendment, supplement or modification; and

(c) the Borrower shall have paid all reasonable out-of-pocket fees and expenses incurred by the Agent (including, without limitation, reasonable legal fees and disbursements of counsel to the Agent) in connection herewith to the extent they have been invoiced prior to the date hereof and are payable by the Borrower pursuant to Section 9.03 of the Credit Agreement.

3. The Borrower (a) reaffirms and admits the validity and enforceability of each Loan Document and all of its obligations thereunder, (b) agrees and admits that it has no defense to or offset against any such obligation, and (c) represents and warrants that, as of the Consent Effective Date (including after giving effect to Paragraph 1 above), no Default has occurred and is continuing with respect to the Borrower.

4. Except as expressly set forth herein, the Loan Documents shall remain in full force and effect, and no consent to the departure from any term or condition of any Loan Document shall be deemed to be an consent to the departure from any other term or condition contained in any Loan Document.

5. This Consent may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. It shall not be necessary in making proof of this Consent to produce or account for more than one counterpart signed by the party to be charged. Delivery of an electronic counterpart to this Consent (which may include electronic mail transmission (in printable format) or facsimile of a signed signature page of this Consent) shall be as effective as delivery of an original counterpart.

6. THIS CONSENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF MASSACHUSETTS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

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IN WITNESS WHEREOF, each party hereto, intending this Consent No. 1 to the Amended and Restated Credit Agreement to take effect as an agreement under seal, has caused this agreement to be duly executed by its duly authorized representative(s) as of the day and year first above written.

NEXPOINT CREDIT STRATEGIES FUND

By:	/s/ Frank Waterhouse
Name: Frank Waterhouse
Title: Treasurer

STATE STREET BANK AND TRUST COMPANY, individually and as Agent

By:	/s/ James H. Reichert
Name: James H. Reichert
Title: Vice President

NexPoint Credit Strategies Fund – Consent No. 1